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                (BAKER, DONELSON, BEARMAN & CALDWELL LETTERHEAD)



                               September 27, 2002

Kirkland's, Inc.
805 N. Parkway
Jackson, TN 38305

                      Re:      Registration Statement on Form S-8


Ladies and Gentlemen:

        We have acted as special counsel to Kirkland's, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of a total of 3,724,901 shares of the Company's Common Stock, par value $.01 (the "Shares"), of which 621,094 Shares may be issued pursuant to the 1996 Executive Incentive and Non-Qualified Stock Option Plan (the "1996 Plan"), 2,500,000 Shares may be issued pursuant to the 2002 Equity Incentive Plan (the EIP Plan"), 500,000 Shares may be issued pursuant to the Employee Stock Purchase Plan (the "ESPP Plan," and collectively with the 1996 Plan and the EIP Plan the "Plans") and 103,807 Shares may be issued pursuant to other outstanding options (the "Other Options").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8, including the exhibits thereto; (ii) the Company's Amended and Restated Charter; (iii) the Company's Amended and Restated Bylaws; (iv) the Plans; (v) the option agreement pursuant to which the Other Options have been granted; (vi) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plans and the Other Options; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or



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Kirkland's, Inc.
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September 27, 2002



photostatic copies and the authenticity of the originals of such latter documents. As to matters of fact, we have relied upon representations of officers of the Company.

        Based on the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plans or upon the exercise of the Other Options, as the case may be, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

        The opinion set forth above is limited to the Business Corporation Act of the State of Tennessee, as amended, and the federal securities laws as in effect on the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is furnished by us, as your special counsel, in connection with the filing of the Registration Statement and, except as provided in the second paragraph above, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission or relied upon by any other person.

                                      Very truly yours,


                                      /s/ Baker, Donelson, Bearman & Caldwell

                                      Baker, Donelson, Bearman & Caldwell